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                                                                   Exhibit 99(c)

                                  ARIZONA BANK
                        SPECIAL MEETING OF SHAREHOLDERS
                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Arizona Bank has approved a merger of Arizona Bank with and into Compass Bank, a wholly owned subsidiary of Compass Bancshares, Inc. ("Compass"). The Board of Directors of Arizona Bank has determined that the merger is in the best interests of Arizona Bank and its shareholders and has adopted a resolution approving the agreement and plan of merger dated as of September 16, 1998.

If the merger is completed, Compass will issue a total of 4,350,000 shares of its common stock and each outstanding share of Arizona Bank's common stock will be exchanged for shares of Compass common stock. Assuming that there are 1,485,346 shares of Arizona Bank common stock issued and outstanding immediately prior to the merger, each holder of Arizona Bank common stock will be entitled to receive approximately 2.9286 shares of Compass common stock for each share of Arizona Bank common stock held. In addition, holders of Arizona Bank Series E and Series F preferred stock will receive an equal number of shares of Compass preferred stock with substantially similar rights and preferences.

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Compass from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully before you decide how you wish to vote.

Arizona Bank's Board of Directors has called a special meeting of shareholders to vote on (i) the proposed merger and the related merger agreement, (ii) an employment agreement between Compass Bank and David T. C. Wright, Arizona
Bank's President and Chief Executive Officer, to be executed in connection with the merger and (iii) a confidentiality and noncompetition agreement between Compass Bank and Mr. Wright to be executed in connection with the merger. The affirmative vote of the holders of a majority of the outstanding shares of Arizona Bank common stock entitled to vote thereon is required to approve and adopt the merger and the related merger agreement. Shareholders of Compass are not required to approve the merger. Consummation of the merger does not require approval by the shareholders of Arizona Bank of the employment agreement or the confidentiality and noncompetition agreement; however, approval by holders of at least 75% of the outstanding shares of Arizona Bank common Stock will help to ensure favorable tax treatment by Compass Bank in connection with the amounts payable under both such agreements.

The date, time and place of the special meeting are as follows:

                               November __, 1998
                                 ______ [Time]
                                 ______________
                                 ______________

Whether or not you plan to attend the special meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger and the related merger agreement, the employment agreement and the confidentiality and noncompetition agreement. If you fail to return your card, the effect will be a vote against the foregoing matters. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board of Directors, I thank you for your support and urge you to vote "for" approval and adoption of the merger and the related merger agreement, the employment agreement and the confidentiality and noncompetition agreement.

Very truly yours,


James H. Click, Jr.
Chairperson of the Board


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE COMPASS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMPASS COMMON STOCK OFFERED BY THIS PROXY STATEMENT/PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE OF COMPASS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Proxy Statement/Prospectus dated ___________, 1998 and first mailed to shareholders on _____________, 1998.